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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements of First Western Bancorp, Inc. on Form S-8 (No. 33-46923) for the First Western Bancorp, Inc. 401(k) Profit-Sharing and Stock Bonus Plan, on Form S-8
(No. 33-00528) for the First Western Bancorp, Inc. Incentive Stock Option Plan for Key Employees and on Form S-3 (No. 33-40596) for the First Western Bancorp, Inc. Dividend Reinvestment and Additional Stock Purchase Plan of our report dated January 26, 1996, incorporated by reference in this Annual Report on Form 10-K of First Western Bancorp, Inc. for the year ended December 31, 1995.


/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 25, 1996